EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN WELCOMES DR. SETH A. RUDNICK TO THE BOARD OF DIRECTORS

Chapel Hill, N.C., July 26, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced the election of Seth A. Rudnick, M.D., to its Board of Directors.

Dr. Rudnick is a Venture Partner at Canaan Partners, managing healthcare investments.  He has led many drug discovery and development projects throughout his career in the pharmaceutical and biotech industries, which spans research, development, clinical trials analysis and biotechnology as well as founding and growing start-up companies.  Prior to joining Canaan Partners, Dr. Rudnick served as Chief Executive Officer and Chairman of CytoTherapeutics, a company developing stem cell-based therapies to combat chronic diseases.  He also helped found and served as the Head of Research and Development for Ortho Biotech, a division of Johnson & Johnson that provides life-improving products to individuals with a focus on cancer and chronic illnesses.  He is currently a Clinical Adjunct Professor of Medicine at University of North Carolina, Chapel Hill, teaching and advising faculty members on biotechnology issues.

“We are pleased to welcome Dr. Rudnick to the POZEN Board of Directors,” said Dr. John R. Plachetka, Chairman, President and Chief Executive Officer of POZEN. “His deep experience in pharmaceutical development and life sciences investment experience will be an asset to us as we embark on our new strategy.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs.  By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained U.S. Food and Drug Administration (FDA) approval of two self-invented products in two years – something almost no other small pharmaceutical company has done.  Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.  The lead candidate PA32540 is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials.  POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications.  The Company's common stock is traded on The NASDAQ Stock Market under the symbol “POZN”.  For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

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